VAN WAGONER FUNDS, INC.

FORM N-SAR

Report for the Period Ending December 31, 1999


Item 77J - Revaluation of Assets or Restatement of Capital Share Accounts

In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis
(or to offset future realized capital gains). Accordingly, at December 31, 1999, reclassifications were recorded to increase undistributed net investment income by $7,420,998, $1,368,863, $699,774, $1,272,229 and
$1,123,247; decrease accumulated net realized gain (loss) on investments by $0, $0, $692,430, $1,272,229 and $1,123,247; and decrease capital stock by
$7,420,998, $1,368,863, $7,344, $0 and $0 for the Emerging Growth, Micro-Cap,
Mid-Cap, Post-Venture and Technology Funds, respectively, and to increase undistributed net investment income by $11,605 and $10,650; decrease accumulated net realized gain (loss) on investments by $11,086 and $10,275; and decrease capital stock by $519 and $375 for the Capital Appreciation and Growth Funds, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.